Exhibit 99.1

Edge Therapeutics Reports Third Quarter 2017 Financial Results

Appoints Pharmaceutical Industry Veteran Andrew Saik as Chief Financial Officer

BERKELEY HEIGHTS, N.J., November 1, 2017 — Edge Therapeutics®, Inc. (Nasdaq: EDGE), a clinical-stage biotechnology company developing novel hospital-based therapies for the management of acute, life-threatening conditions, today announced financial and operational results for the quarter ended September 30, 2017, and recent corporate progress.

Third Quarter and Recent Corporate Progress

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In September, the 150th patient was randomized into Edge’s EG-1962 Phase 3 NEWTON 2 study in aneurysmal subarachnoid hemorrhage (aSAH). The achievement of this milestone triggered preparation for a pre-specified futility analysis by the study’s external independent Data Monitoring Committee (DMC). Once the first 150 patients in the NEWTON 2 study complete their Day 90 follow-up assessments, the clinical data package will be compiled and submitted to the study’s DMC to perform the futility analysis.

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Edge presented new retrospective, claims-based health economic data showing aSAH per patient hospital charges represent a high economic burden for U.S. hospitals. The analysis also showed that the aSAH patient population currently being studied in the NEWTON 2 study had the highest per patient hospital charges and experienced the longest hospitalizations among all aSAH patients. Specifically, these are patients who require an external ventricular drain (EVD), and undergo either neurosurgical clipping or endovascular coiling for repair of their aneurysm. The analysis was presented at the Neurocritical Care Society (NCS) 15th Annual Meeting.

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Edge was announced as one of three finalists for the “Innovator of the Year” award for EG-1962 during the 2017 Congress of Neurological Surgeons (CNS) Annual Meeting. The finalists for the award, honoring the most innovative approaches considered to have the greatest impact on neurological surgery, were evaluated and selected by CNS’s membership of neurosurgeons.

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Pharmaceutical industry leader Rosemary A. (Rose) Crane was appointed to Edge’s Board of Directors. The former executive at Johnson & Johnson and Bristol-Myers Squibb brings over 30 years of commercial and operations experience to the Board of Directors.

“We continued to achieve meaningful progress in the third quarter, highlighted by the randomization of the 150th patient in our Phase 3 NEWTON 2 study of EG-1962, and the presentation of new health economic data that quantify the tremendous health economic burden of aSAH,” said Brian A. Leuthner, Edge’s President and Chief Executive Officer. “The health economic analysis reinforces our commitment to evaluating EG-1962 as a potential treatment option for patients with aSAH. Our top priority is executing on the ongoing Phase 3 study and we remain on track for conducting the pre-specified futility analysis by the end of 2017. We anticipate reporting top-line efficacy results from the formal interim analysis in early 2018. If the study continues to full enrollment as planned, we anticipate providing top-line results from the full study in late 2018.”

Financial Results

Cash Position: Cash, cash equivalents and marketable securities as of September 30, 2017 were $97.3 million, compared with $106.4 million as of December 31, 2016.

Research & Development (R&D) Expenses:  R&D expenses were $6.9 million in the third quarter of 2017, compared to $6.7 million in the third quarter of 2016. The increase in R&D expense was primarily due to an increase in external expenses related to EG-1962 clinical development, personnel-related costs related to the NEWTON 2 study and other R&D expenses.

General & Administrative (G&A) Expenses: G&A expenses were $4.0 million for the three months ended September 30, 2017, compared to $3.6 million in the comparable period in 2016. The increase in G&A expense was largely due to increases in personnel-related costs, legal and professional fees.

Net Loss: Net loss was $11.3 million for the third quarter ended September 30, 2017, compared to net loss of $10.8 million for the comparable period in 2016.

Appoints Andrew Saik as Chief Financial Officer and Makes Inducement Grant under NASDAQ Rule 5635(c)(4)

Additionally, Edge announced the appointment of Andrew Saik as the company’s Chief Financial Officer, effective immediately. Mr. Saik will be responsible for leading financial strategy and operations for Edge, and will report to Mr. Leuthner. Mr. Saik was most recently Chief Financial Officer at Vertice Pharma, LLC, where he secured a $300 million commitment to fund acquisitions from a prominent private equity firm. Previously, he was Chief Financial Officer at Auxilium Pharmaceuticals, Inc., where he helped lead the execution of Auxilium’s growth strategy and successful sale to Endo International plc for $2.3 billion. He succeeds Albert N. Marchio II, Edge’s Chief Accounting and Administrative Officer, who became Edge’s CFO on an interim basis when the company’s previous CFO left in March 2017. Mr. Marchio will help with the transition of the new CFO and will continue to serve as Edge’s Chief Accounting and Administrative Officer.

Mr. Saik was previously Senior Vice President, Finance and Treasurer at Endo Health Solutions, Inc., where he was responsible for internal and external reporting, global consolidations of M&A transactions, cash management, debt financing and risk management. During his tenure at Endo, he helped complete the $1.6 billion acquisition of Paladin Labs and refinance $3 billion in debt in a new corporate structure. Prior to Endo, Mr. Saik served in senior financial management roles with increasing responsibility at Valeant Pharmaceuticals International, including Senior Vice President, Finance. In this post, he served as the overall finance lead for the acquisition and integration of the Johnson & Johnson and Sanofi-Aventis dermatology business units in the U.S. and Canada, enabling Valeant to build the largest dermatology business in North America. Previously at Valeant, Mr. Saik was Chief Financial Officer of the $1.5 billion Specialty Pharmaceuticals Division. He holds a Master of Business Administration from the University of Southern California and a Bachelor of Arts from the University of California, Los Angeles.

“After an extensive search, we’ve selected a proven finance executive in the pharmaceutical industry with a track record of success in multiple areas including shaping financial strategy, leading successful M&A transactions, integrating global company and product acquisitions and cash management that have helped add significantly to shareholder value,” said Mr. Leuthner. “We believe Andrew further strengthens Edge’s management team as the company moves toward potential commercialization of EG-1962. I also want to acknowledge Bert Marchio, who has done an exceptional job since stepping in to fill the CFO role in March.”

“This is an exciting time to join the Edge team, which has achieved impressive progress so far with its EG-1962 development program and expects to reach key milestones during the balance of 2017 and in 2018,” said Mr. Saik. “As the company continues clinical development of EG-1962 for patients with aSAH, I look forward to contributing to the company’s future success and helping Edge to maintain a strong financial position so that we are ready for potential commercialization.”

In connection with Mr. Saik’s new employment, the Compensation Committee of Edge’s Board of Directors has approved the grant of non-qualified stock options to Mr. Saik, who will receive options to purchase 200,000 shares of Edge’s common stock. The effective date of the grant is November 1, 2017 and the exercise price for such stock options will be equal to the closing price of Edge’s common stock on such date, as reported by NASDAQ. The grant was made as an inducement material to Mr. Saik’s acceptance of employment with Edge, in accordance with NASDAQ Listing Rule 5635(c)(4).

The options have a 10-year term and will vest over a period of four years, with 25 percent vesting on October 31, 2018, which is one year following Mr. Saik’s date of hire, and the remaining 75 percent vesting in approximately equal monthly increments over the succeeding thirty-six months, subject to Mr. Saik’s continuous employment with Edge through each applicable vesting date. In addition, the options are subject to acceleration or forfeiture upon the occurrence of certain events as set forth in Mr. Saik’s option and employment agreements.

Conference Call Details

Edge will host a conference call and webcast today, Wednesday, November 1, 2017 at 8:30 a.m. EDT. Please dial (877) 388-5691, or (562) 350-0788 for international callers, and reference participant code 95430949 approximately 15 minutes prior to the call. A replay of the call may be accessed through November 15, 2017 on the investor section of Edge’s website or by dialing (855) 859-2056, or (404) 537-3406 for international callers, and referencing participant code 95430949. A live webcast of the conference call will be available on the investor relations section of Edge’s website at www.edgetherapeutics.com.

About Edge Therapeutics, Inc.

Edge Therapeutics, Inc. is a clinical-stage biotechnology company that discovers, develops and seeks to commercialize novel, hospital-based therapies capable of transforming treatment paradigms for the management of acute, life-threatening neurological and other conditions. EG-1962, Edge’s lead product candidate, has the potential to fundamentally improve patient outcomes and transform the management of aneurysmal subarachnoid hemorrhage, which is bleeding around the brain due to a ruptured brain aneurysm. Edge is evaluating EG-1962 in two clinical studies: a pivotal Phase 3 NEWTON 2 study of EG-1962 delivered via external ventricular drain, and a study of direct intracisternal administration of EG-1962. For additional information about Edge, please visit www.edgetherapeutics.com.

Forward-Looking Statements

This press release and any statements of representatives of Edge Therapeutics, Inc. related thereto that are not historical in nature contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, without limitation, statements with respect to Edge’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “seeks,” “intends,” “plans,” “potential” or similar expressions, including statements with respect to the potential effects of its products, the results of NEWTON 2 potentially supporting registration for EG-1962 throughout the world, the pre-planned futility analysis in late 2017, top-line efficacy results from the interim analysis in early 2018 and, if needed, top-line results from the full study in late 2018. These statements are based upon the current beliefs and expectations of Edge’s management and are subject to significant risks and uncertainties. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various risk factors (many of which are beyond Edge’s control) as described under the heading “Risk Factors” in Edge’s filings with the United States Securities and Exchange Commission.

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Investor and Media Contact:
Gregory Gin
Edge Therapeutics, Inc.
Tel: 1-800-208-EDGE (3343)
Email: ir@edgetherapeutics.com

EDGE THERAPEUTICS, INC.
Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating expenses:
Research and development expenses	$6,913,171	$6,724,503	$23,477,971	$18,046,572
General and administrative expenses	3,990,283	3,552,289	12,365,509	10,526,775

Total operating expenses	10,903,454	10,276,792	35,843,480	28,573,347

Loss from operations	(10,903,454)	(10,276,792)	(35,843,480)	(28,573,347)

Other income (expense):
Other expense	-	(163,463)	-	(163,463)
Interest income	214,064	56,082	479,297	148,272
Interest expense	(592,089)	(375,089)	(1,591,998)	(717,263)

Net loss and comprehensive loss	(11,281,479)	(10,759,262)	(36,956,181)	(29,305,801)

Loss per share basic and diluted	$(0.37)	$(0.37)	$(1.23)	$(1.02)

Weighted average common shares outstanding basic and diluted	30,852,514	28,896,941	30,091,640	28,848,842

EDGE THERAPEUTICS, INC.
Balance Sheets

	September 30, 2017	December 31, 2016
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$97,307,258	$106,398,919
Prepaid expenses and other current assets	326,733	954,581
Total current assets	97,633,991	107,353,500

Property and equipment, net	3,462,343	3,418,077
Other assets	142,870	142,870

Total assets	$101,239,204	$110,914,447

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Accounts payable	$2,964,971	$3,471,032
Accrued expenses	3,282,398	3,213,715
Short term debt	5,454,610	-
Total current liabilities	11,701,979	6,684,747

Noncurrent liability:
Long term debt	14,883,240	14,953,143

STOCKHOLDERS’ EQUITY
Preferred stock, 5,000,000 shares authorized at September 30, 2017 and December 31, 2016, 0 outstanding	-	-
Common stock, $0.00033 par value, 75,000,000 shares authorized at September 30, 2017 and December 31, 2016, 30,859,200 shares and 28,918,516 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	10,397	9,756
Additional paid-in capital	212,688,325	190,341,769
Accumulated deficit	(138,044,737)	(101,074,968)
Total stockholders’ equity	74,653,985	89,276,557

Total liabilities and stockholders’ equity	$101,239,204	$110,914,447